FOR IMMEDIATE RELEASE

STANLEY WORKS ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

JIM LOREE TO BECOME COO, DON ALLAN TO BECOME CFO

New Britain, Connecticut, December 17, 2008 ... The Stanley Works (NYSE: SWK) today announced that its board of directors has elected the following individuals to serve in new roles within the company’s executive management team. The changes will take effect on January 1, 2009.

•	James M. Loree, Executive Vice President and Chief Financial Officer, has been elected to serve as Executive Vice President and Chief Operating Officer. Mr. Loree joined Stanley from the General Electric Company in 1999 and has held a number of senior finance and business leadership positions during his career.

•	Donald Allan, Jr., Vice President and Controller, has been elected to serve as Vice President and Chief Financial Officer. Mr. Allan joined Stanley in 1999 as Director of Financial Reporting and was named Corporate Controller in 2000 and a Corporate Vice President in 2002. Prior to joining Stanley he held financial management positions with Loctite Corporation and Ernst & Young LLP.

John F. Lundgren, Chairman and CEO, stated “Jim Loree is a recognized and highly regarded leader both inside and outside of Stanley. His proven ability to anticipate business trends and drive the disciplined execution necessary to respond to those trends will be a tremendous asset in navigating through the times ahead. During his tenure as CFO we have more than doubled the revenues of the company, secured our strong investment grade credit rating and substantially expanded our security business. We are fortunate that Jim’s leadership skills and commercial instincts will now be further leveraged across the entire Stanley organization.”

Mr. Lundgren continued, “Don Allan’s technical skills, business acumen, proven leadership and objectivity make him an ideal choice to succeed Jim. Don has been a tremendous asset to our finance organization and Jim and I have come to rely on him for his judgment and thoughtfulness on important issues facing Stanley.”

In addition to the promotions noted above, Donald J. McIlnay, Senior Vice President and President -Industrial Tools Group and Emerging Markets has decided to retire at the end of 2008.

Mr. Lundgren stated, “Don McIlnay has been an outstanding business leader for our company since he joined Stanley in 1999. As a demonstration of his exceptional service to the company, Don postponed an earlier planned retirement to play a major role in our growth initiatives. He will be missed as a friend and trusted colleague but the increased time with family and friends and reduced global travel burden is well deserved.”

Additional Information About The Stanley Works

The Stanley Works, an S&P 500 company with 2007 revenues of $4.4 billion, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. For over 165 years, the Stanley® brand has been synonymous with high quality, reliable products. Its well-known tool and storage brands include Stanley® as well as FatMax®, Facom®, Bostitch®, Jensen®, Mac®, Proto®, La Bounty®, Vidmar®, and InnerSpace®. Security Solutions brands include Stanley®, Best®, National®, HSM®, Sonitrol®, Blick® and Frisco Bay®. The company employs approximately 20,000 associates. Additional information about The Stanley Works can be found at www.stanleyworks.com.

Investor Contacts:

Corbin Walburger – VP, Business Development
(860) 827-3937
cwalburger@stanleyworks.com

Kate White – Director, Investor Relations
(860) 827- 3833
kwhite@stanleyworks.com

Media Contact:

Tim Perra – Director, Global Communications
(860)826-3260
tperra@stanleyworks.com

The Stanley Works corporate press releases are available in the Investor Relations section of the company’s Internet web site at www.stanleyworks.com.